Exhibit 99.1

For Additional Information	Contact: American Community Bancshares
Randy P. Helton or Stephanie Helms
(704) 225-8444 or (704) 225-7938

FOR IMMEDIATE RELEASE

April 11, 2006

American Community Bank Announces Addition of Chief Credit Officer and SC Commercial Bankers

Charlotte, North Carolina - American Community Bancshares, Inc., (NASDAQ Capital Market:ACBA), holding company of American Community Bank headquartered in Monroe, NC announced today additions to its executive management team and South Carolina management team. Harry Parlier has joined the bank as its Chief Credit Officer and a member of the bank’s executive team. Mr. Parlier previously served as a bank consultant in a senior loan review capacity with Credit Risk Management Group, Charlotte, NC and had 35 years of previous banking experience with Bank of America as a Senior Vice President.

Randy P. Helton, President & CEO of American Community Bank stated: “With the bank’s tremendous growth in its existing markets and with our expansion into South Carolina, the addition of a veteran experienced banker such as Mr. Parlier has created an opportunity to leverage our management talent more efficiently. We are very excited about the addition of Mr. Parlier and the wealth of credit experience he brings to our bank.” Doug Sutherland, former Chief Credit Officer at American Community Bank will stay with the bank and serve as a Senior Lender for the Charlotte and South Carolina regions.

American Community Bank acquired First National Bank of the Carolinas of Gaffney, SC in 2004 and opened it first expansion office in York County, SC in July 2005. With the expansion into York County, the bank is also pleased to announce the addition of two commercial bankers to serve the Tega Cay and Rock Hill markets. Joining American Community Bank as commercial lenders are Jamie Westmoreland, previously with Clover Community Bank and Paul Rehkow, previously with RBC Centura. Mr. Westmoreland is a native of York County and has eight years of banking experience. Mr. Rehkow has twelve years of banking experience in the Rock Hill market.

The bank is also pleased to announce the addition of Jay Davis, who recently joined the bank’s team as a commercial banker serving the Spartanburg, SC market. Mr. Davis previously served as a commercial loan officer with First Piedmont Federal in Boiling Springs, SC and has fifteen years of banking experience.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank, with assets of approximately $460 million, is a full service community bank, headquartered in Monroe, NC with nine North Carolina offices located in the fast growing Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ Capital Market under the symbol “ACBA”.